Exhibit 10.1

Loan No. RI0340T01G

MULTIPLE ADVANCE TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated April 7, 2011 (the “MLA”), is entered into as of April 30, 2012 between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”), and amends and restates the Supplement dated December 28, 2011 and numbered RI0340T01F.

SECTION 1. The Term Loan Commitment. As of the date hereof, Farm Credit’s obligation to extend credit to the Company has expired and the unpaid principal balance of the loans is $15,740,000.00 (the “Commitment”).

SECTION 2. Purpose. The purpose of the Commitment was and remains to partially finance the Company’s construction of a 100 million gallon (annual) ethanol plant.

SECTION 3. Term. Intentionally Omitted.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A) One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.40% above the rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent (as that term is defined in the MLA) is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B) Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

(C) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 3.40%. Under this option: (1) rates may be fixed for “Interest Periods” (as

Multiple Advance Term Loan Supplement RI0340T01G
ABE FAIRMONT, LLC
Fairmont, Nebraska

hereinafter defined) of 1, 2, 3, 6, 9, or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on three Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as herein defined] or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9, or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Promissory Note. The Company promises to repay the loans as follows: (1) in six equal, consecutive quarterly installments of $2,600,000.00, with the first such installment due on August 20, 2012, and the last such installment due

Multiple Advance Term Loan Supplement RI0340T01G
ABE FAIRMONT, LLC
Fairmont, Nebraska

on November 20, 2013; and (2) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on February 20, 2014. If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

In addition, for each fiscal year end, beginning with the fiscal year ending in 2010, and ending with the fiscal year ending in 2013, the Company shall also, within ninety (90) days after the end of such fiscal year, make a special payment of an amount equal to 75% of the “Free Cash Flow” (as defined below) of the Company, however, such payment shall not to exceed $8,000,000.00 in any fiscal year; provided, however, that: (i) if such payment would result in a covenant default under this Supplement or the MLA, the amount of the payment shall be reduced to an amount which would not result in a covenant default; (ii) if such payment would result in a breakage of a fixed interest rate, the applicable broken funding surcharges would still apply; and (iii) the aggregate of such payments shall not exceed $16,000,000.00. The term “Free Cash Flow” is defined as the Company’s annual profit net of taxes, plus the respective fiscal year’s depreciation and amortization expense, minus “allowable capital expenditures” for fixed assets, allowed distributions to members/owners, and scheduled term loan payments to Agent. The term “allowable capital expenditures” is defined for fiscal 2012 as the lesser of actual capital expenditures or $7,700,000.00, and for fiscal 2013 as $8,300,000.00 less total actual fiscal 2012 capital expenditures. This special payment shall be applied to the principal installments in the inverse order of their maturity.

SECTION 6. Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). Unless otherwise agreed by Agent, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as Agent shall specify.

SECTION 7. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

(SIGNATURES ON FOLLOWING PAGE)

Multiple Advance Term Loan Supplement RI0340T01G
ABE FAIRMONT, LLC
Fairmont, Nebraska

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		ABE FAIRMONT, LLC BY ADVANCED BIOENERGY, LLC, ITS SOLE MEMBER

By:	/s/ Kathryn Frahm	By:	/s/ Richard Peterson
Title:	VP Commercial Lender	Title:	CEO/CFO